Exhibit 99.1

Portland General Electric
One World Trade Center
121 SW Salmon Street
Portland, Oregon 97204

News Release
Media Contact:
Steve Corson
Phone: 503-464-8444

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric Company announces pricing of
public offering of its common stock held by the Enron
Disputed Claims Reserve

Portland, Ore. June 13, 2007 - Portland General Electric Company (PGE) (NYSE: POR) today announced that the secondary offering of 21,000,000 shares of PGE common stock by the Enron Disputed Claims Reserve (DCR) has been priced at $26.00 per share.  PGE will not receive any of the proceeds from the sale of shares in the offering.  The closing of the offering is expected to occur on June 18, 2007, subject to the satisfaction of customary closing conditions.

Deutsche Bank Securities Inc. and Lehman Brothers Inc. acted as managing underwriters for the transaction.  The DCR has also granted the underwriters a 30-day option to purchase up to approximately 2.7 million additional shares of common stock.

The shares are being sold pursuant to an effective registration statement that was filed with the Securities and Exchange Commission on June 4, 2007.  The offering is only being made by means of the prospectus supplement and related prospectus, a copy of which may be obtained from Deutsche Bank Securities Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, telephone: 800-503-4611, email: prospectusrequest@list.db.com, or Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by email: qiana.smith@broadridge.com, or fax: 631-254-7268.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or country.

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About Portland General Electric Company

Portland General Electric Company, headquartered in Portland, Ore., is a fully integrated electric utility that serves approximately 796,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

POR-F

Source: Portland General Electric Company

All statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future events. Rather, they are based on current expectations, beliefs and assumptions and are subject to risks and uncertainties, including without limitation, the ability of the DCR and the underwriters to complete the sale of the shares.